CADENCE RESOURCES CORPORATION
                        410 Copper Ridge Drive, Suite 100
                          Traverse City, Michigan 49684
                            Facsimile: (231) 947-7074


                                                                February 9, 2006


Via EDGAR Correspondence
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-7010
Attn:    Tangela S. Richter, Branch Chief
         Mail Stop 7010

                 Re: Post-Effective Amendment No. 3 to Form SB-2
             For Cadence Resources Corporation; File No. 333-110099

Ladies and Gentlemen:

      Pursuant to Rule 461 of the Securities Act of 1933, the undersigned registrant under the above-referenced registration statement hereby requests acceleration of the effective date of the registration statement to February 10, 2006, at 2:00 p.m., New York time, or as soon as practicable thereafter. Please notify the undersigned or Timothy I. Kahler, Esq. by phone at (212) 704-6169 or by fax at (212) 704-5948 of the date and time that the registration statement has been declared effective.

                                          Very truly yours,

                                          CADENCE RESOURCES CORPORATION


                                          By: /s/  William W. Deneau
                                             -----------------------------------
                                                   William W. Deneau, President